Exhibit 1.20

PRESS RELEASE

Stezzano, 4 December 2023

Brembo S.p.A.’s Cross-Border Conversion

Fulfilment of activities instrumental to the completion of the Transaction

Transaction execution planned on 25 January 2024, effective after the General Shareholders’ Meeting called to approve the Financial Statements for the year ending 31 December 2023

Liquidation of the withdrawal shares set for 31 January 2024

With regard to the Company’s cross-border conversion (the “Cross-Border Conversion” or the “Transaction”) approved by the Extraordinary Shareholders’ Meeting of Brembo held on 27 July 2023 (the “Shareholders’ Meeting”), Brembo S.p.A. (“Brembo” or the “Company”) announces that the term provided for by Article 2445, paragraph 3, of the Italian Civil Code for any creditors to oppose to the voluntary share capital decrease (the “Share Capital Decrease”), approved by the Shareholders’ Meeting as part of the Transaction, expired on 29 November 2023, with no oppositions filed by any entitled party.

As the disbursement amount condition, upon which the completion of the Transaction was conditional, has been met, the Company will proceed with the Share Capital Decrease instrumental to the Transaction.

The Share Capital Decrease from €34,727,914.00 to €3,339,222.50 will be executed without cancellation of shares and without any reimbursement of capital to shareholders, through recognition to the Company’s equity of a reserve of an equal amount. Therefore, this decrease will have no impact on Brembo shareholders’ capital and administrative rights.

The Share Capital Decrease will be completed before the execution of the notarial deed of conversion and amendment of the articles drafted pursuant to Dutch law (the ‘“Dutch Notarial Deed”), by virtue of which the Company will execute the Transaction after having verified the fulfilment of the additional conditions to which the latter is subject (see Paragraph 2.4(i) and (iii), of the Board of Directors’ Report published on 26 June 2023 on the Company’s website https://www.brembo.com/en/investors/for-shareholders/registered-office-relocation).

The Dutch Notarial Deed will be executed on 25 January 2024 and will be effective as of the day following the date of the Shareholders’ Meeting of Brembo called on 23 April 2024 to approve the Company’s Financial Statements for the year ending 31 December 2023. The Transaction’s effectiveness was deferred so as to allow Deloitte&Touche S.p.A. to audit Brembo’s separate and consolidated Financial Statements as at 31 December 2023, as part of its annual audit appointment currently in force.

The Company’s Board of Directors that met today also granted all powers to proceed with any placement to third parties, pursuant to Article 2437-quater, paragraph 4, of the Italian Civil Code, of the 4,387,303 withdrawal shares (equal to 1.31387% of share capital) that were not purchased by the Company’s shareholders during the option and pre-emption offer (the “Residual Shares”).

It should be noted that the payment of the liquidation value to those who validly exercised the withdrawal right will be effected on 31 January 2024, following the execution of the Dutch Notarial Deed and within the term of 180 days of the withdrawal communication provided for by Article 2437-quater, paragraph 4, of the Italian Civil Code.

Further information on the Share Capital Decrease, on any placement of Residual Shares, on the execution of the Dutch Notarial Deed and on the settlement of the withdrawal shares will be provided by the Company within the terms and in the manner set forth by applicable laws and regulations.

*** * ***

This press release is available on the Company’s website at www.brembo.com, as well as on the authorised storage system 1info-storage at www.1info.it.

DISCLAIMER FOR U.S. INVESTORS

THIS TRANSACTION IS PROPOSED WITH RESPECT TO THE SECURITIES OF A FOREIGN COMPANY. THE TRANSACTION IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL STATEMENTS INCLUDED IN THE DOCUMENTS RELATING TO THE TRANSACTION, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THE FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.
IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE THE ISSUER IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF ITS OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT’S JUDGMENT. YOU SHOULD BE AWARE THAT THE ISSUER MAY PURCHASE SECURITIES OTHERWISE THAN IN THE CONTEXT OF THE TRANSACTION, SUCH AS IN OPEN MARKET OR PRIVATELY NEGOTIATED PURCHASES.

*** * ***

For information:	Laura Panseri – Head of Investor Relations Brembo SpA Tel. +39 035 6052145 @: laura_panseri@brembo.it

Roberto Cattaneo – Chief Communication Officer Brembo SpA Tel. +39 035 6052347 @: roberto_cattaneo@brembo.it

Daniele Zibetti – Corporate Media Relations Brembo SpA Tel. +39 035 6053138 @: daniele_zibetti@brembo.it